Exhibit 10.39

Director Compensation Summary Term Sheet

During calendar year 2009, each non-employee member of the Board is entitled to receive an aggregate of $60,000 in cash and stock. The cash portion of the compensation will be paid quarterly in $7,500 increments. The remainder of such compensation will be paid in shares of the Company’s Class A common stock, and will be paid in January 2010 to individuals who are on the Board on December 31, 2009, subject to the approval by the Company’s shareholders of the Company’s Non-Employee Director Stock Plan at the 2009 Annual Meeting of Shareholders to be held on May 5, 2009.

In addition to the foregoing, each non-employee director is entitled to receive $1,000 for each Board or committee meeting attended. Further, the Chairman of the Board and the Chairman of the Audit Committee are also entitled to receive a retainer of $3,000 per quarter, and the Chairman of each of the Executive and Nominating Committees is also entitled to receive a retainer of $2,500 per quarter.